Execution Version

SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                This SOFTWARE LICENSE AGREEMENT (the “Agreement”) is effective as of August 25, 2021 (“Effective Date”) The Parking REIT, Inc., a Maryland corporation having its principal place of business at 9130 W. Post Rd., Suite 200, Las Vegs, Nevada 89148 (“Supplier”), and DIA Land Co., LLC, a Colorado limited liability company, an affiliate of Bombe Asset Management, Ltd., an Ohio limited liability company (“Bombe”), having its principal place of business at 250 East Fifth Street, Suite 2110, Cincinnati, Ohio 45202 (together with Bombe and its Affiliates, “Customer”). Supplier and Customer may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, pursuant to that certain Equity Purchase and Contribution Agreement dated as of the date hereof (“Contribution Agreement”), Bombe, through its affiliate Color Up, LLC, agreed to assign ownership of the Software (defined below) to Supplier;

WHEREAS, as a condition of such assignment of the Software under the Contribution Agreement, Supplier agreed to grant back to Bombe and its Affiliates a license to access and use the Software on the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants, promises and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge Supplier and Customer agree as follows:

1.	Definitions.
1.1.

“Affiliates” of any Person means any entity (now existing or hereafter formed or acquired), which, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. “Control” and its derivatives mean: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in an entity or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the assets of an entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an entity (or one of its Affiliates) of the position of sole general partner.

1.2.

“Authorized User” means Customer's employees and only those consultants, contractors, and agents, working on behalf of Customer and who are authorized by Customer to access and use the Services under the rights granted to Customer pursuant to this Agreement

1.3.	“Code” means computer programming code.

1.4.

“Customer Data” means all data or information submitted to the Software or Services by Customer or its Authorized Users and all derivatives thereof produced by Customer or its Authorized Users through use of the Software or Services (excluding any Supplier Confidential Information in such processed data).

1.5.	“Documentation” means documentation containing instructions for the installation, operation, and use of the Software and Services provided in any form to Customer by Supplier.

1.6.

“Intellectual Property Rights” means all worldwide rights in and to all (a) inventions and patents, including all applications therefor; (b) industrial designs and utility models; (c) copyrights (whether registered or unregistered), works of authorship, including Code and all moral rights; (d) proprietary and confidential information, know-how, and trade secrets; (e) trademarks, service marks, logos, brand names, and other indicia of source; and (f) any similar or equivalent rights in any of the foregoing.

1.7.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

1.8.

“Services” means hosting services (including Customer’s access to and use of the Software on a hosted basis), installation services, implementation services, maintenance services, professional services, and any other services that Supplier provides to Customer pursuant to this Agreement or any Statement of Work.

1.9.

“Software” means the INIGMA branded software platform which includes the following features, functionality, and/or modules: (a) business analytics and reporting tool (INIGMA Reporting), (b) marketing, advertising, and geotargeting tool (INIGMA Marketing), (c) monthly billing tool (INIGMA Monthly), (d) online reservations engine (INIGMA Online Reservations Engine), (e) white labeled website templates and mobile applications, and (f) all associated database and other applications which are used to support each of the foregoing features, functionality, and/or modules. Software includes all security devices, updates, corrections, or any other modifications to Software, including any proprietary third-party software and Documentation that is provided as part of or that accompanies the Software.

2.	Software.
2.1.	License.
2.1.1.

Supplier hereby grants to Customer a limited, non-exclusive, non-transferable (except to the extent permitted herein), worldwide right and license to access and use the Software and Services during the Term, solely for use by its Authorized Users in accordance with the terms and conditions herein. Such access and use is limited to Customer's internal use. Supplier shall provide to Customer the necessary passwords and network links or connections to allow Customer and its Authorized Users to access and use the Software and Services within a reasonable time following the Effective Date.

2.1.2.

Supplier hereby grants to Customer a limited, non-exclusive, non-transferable (except to the extent permitted herein), worldwide right and license to use the Documentation during the Term solely for Customer's internal business purposes in connection with its use of the Software and Services.

2.2.

Restrictions. Customer shall not (i) decompile or reverse engineer the Software or Services or otherwise attempt to obtain the Code for the Software or Services; (ii) remove any proprietary notices from the Software, Services, or Documentation; (iii) use the Software, Services, or Documentation for any purpose other than those stated this Agreement; or (iv) use the Software or Services in a manner that interferes with the use of the Software, Services, or Documentation by Supplier or its other customers. Supplier reserves all other rights not expressly granted herein.

2.3.

Hosting Services. Supplier shall provide hosting for the Software and Services. Supplier has provided Customer with the technical specifications of its third party hosting services and shall notify Customer of any change in the hosting provider or such technical specifications.

2.4.	Technical Support. Supplier shall provide commercially reasonable ongoing support and maintenance services to ensure that the Software and Services perform as intended.

2.5.

Business Continuity and Disaster Recovery. Throughout the Term, Supplier shall maintain a commercially reasonable business continuity and disaster recovery plan for the Software and Services and implement such plan in the event of any unplanned interruption of the Software or Services. Supplier shall, at Customer’s request from time to time, provide Customer with a copy of Supplier’s (or its provider’s) disaster recovery plan. Company shall engage in business continuity at least annually during Term.

2.6.

Service Levels. Supplier will provide the Software and/or Services in accordance with the service levels set forth in Exhibit A.If Supplier fails to provide the Software and/or Services in accordance with the applicable service levels, without limiting Customer’s remedies, Supplier will apply to Customer’s account the service level credits identified in and according to Exhibit A.

2.7.	Security and Privacy.
2.7.1.

Supplier shall implement all necessary security measures in order to protect Supplier’s computer systems, networks and databases, and the data processed, transmitted or stored thereon (including, without limitation, Customer Data) against the risk of penetration by, or exposure to, a third party via any system or feature utilized by Supplier in performing such work or accessing such systems, including, without limitation: (i) protecting against intrusions, including but not limited to intrusions of operating systems or software, (ii) encrypting Customer Data, and (iii) securing Supplier’s computer systems and network devices.

2.7.2.

Supplier shall notify Customer within forty-eight (48) hours in the event of a known or suspected breach of security of a Supplier system or database that contains Customer Data or any other Customer Confidential Information in the nature of personally identifiable information, or the detection of suspicious activity, or suspected or actual loss or theft of any such data, or access by any unauthorized third party to such data. Supplier shall use its commercially reasonable efforts to timely address any security breaches or suspicious activity. Supplier shall not allow any security breach or suspicious activity to persist for any amount of time or for any reason except as required by law, or as deemed reasonably necessary by Supplier to determine the identity of the perpetrator and stop such breach or suspicious activity.

3.	Customer Project Services.
3.1.

In connection with its use of the Software and Services, Customer may engage Supplier to perform certain services, other than those set for in this Agreement, on a project basis, including custom development, application and instance setup, training and implementation support, business hierarchy reorganizations, data migration, custom reports, IT system integrations, data extraction, and other mutually agreed services as may be agreed upon by the parties (the “Custom Project Services”). Any Custom Project Services shall be subject to a separate professional services agreement entered into between the Parties.

4.	Term and Termination.

4.1.	Term. This Agreement will commence on the Effective Date, and will continue in full force and effect until terminated by either Party pursuant to the termination rights in this Agreement (“Term”).

4.2.	Termination
4.2.1.	Customer may terminate this Agreement immediately upon notice to Supplier if:

4.2.1.1.

Supplier materially breaches any provision of this Agreement, and fails to cure or remedy such breach within 30 calendar days of receiving written notice from Customer specifying in reasonable detail the nature of such breach; or

4.2.1.2.	For the service level breaches set forth in Exhibit A; or

4.2.1.3.	Supplier materially breaches the Agreement in a manner that cannot be remedied.
4.2.2.

Supplier may terminate this Agreement with written notice to Customer if Customer materially breaches any provision of this Agreement and fails to remedy or cure such breach within 30 calendar days of receiving written notice from Supplier specifying in reasonable detail the nature of such breach.

4.3.	Termination for Convenience. Customer may terminate this Agreement without cause upon 30 calendar days’ prior written notice to Supplier.

4.4.

Effect of Termination. Upon the expiration or termination of this Agreement for any reason, subject to Section 4.5, Customer shall cease all use of the Software and Services and Customer shall not be entitled to any rights in or to the Software or Services. In the event Customer terminates the Agreement for cause, Supplier must refund to Customer all prepaid fees on a pro rata basis from the effective date of any termination for the remaining unused portion of the term. In the event Customer terminates the Agreement for convenience or Supplier terminates this Agreement for cause, Customer will remain obligated to pay all undisputed fees and expenses incurred by Supplier prior to the effective date of termination.

4.5.

Transition. In the event of expiration or termination of this Agreement, Supplier shall, at Customer’s cost, perform those services required to transition the service to Customer or another supplier designated by Customer and shall cooperate with Customer and/or any third party designated by Customer in connection with such transition (the “Termination Assistance Services”). Supplier shall provide Termination Assistance Services for up to 90 days after the effective date of expiration or termination of this Agreement. Customer shall pay for the Termination Assistance Services for the 90-day period in accordance with a mutually agreed termination assistance plan. The quality and level of performance of the service continued during the termination assistance period will not be degraded or reduced as compared to the quality and level of performance of similar services provided by Supplier.

5.	Fees, Payment, and Taxes.
5.1.

Fees. In consideration of Supplier’s performance of its obligations hereunder, Customer agrees to pay the Supplier the fees set forth in Exhibit B (“Fees”). Supplier and Customer agree to reassess the Fee at least annually in light of the Services, market conditions, the Customer’s financial performance and such other factors that the Supplier and Customer deem relevant.

5.2.

Payment. Supplier will submit an invoice to Customer for Fees incurred by Customer for the just completed calendar month. Customer will pay all undisputed invoiced amounts within 30 days after receipt of each such invoice. The Parties will cooperate to resolve any disputed amounts in a Supplier invoice. Following the Parties' resolution of such disputed amounts, Customer will promptly pay the undisputed amounts due and payable to Supplier.

5.3.

Taxes. The Parties agree to pay their tax obligations in accordance with all applicable state, local, and federal tax laws. Supplier will reasonably consult with Customer regarding the proper taxing jurisdiction before remitting any sales tax on Customer’s behalf. All Fees are net of any applicable federal, state and local taxes. Customer shall be responsible for payment of all such taxes, if any, except for taxes due on Supplier’s income, personal property, and employees, which are for Supplier’s account.

5.4.

Additional Services. To the extent Customer requests from Supplier additional services that are beyond Supplier’s stated obligations in this Agreement, Supplier may provide such services, in its sole discretion, at its standard time and materials rates (or such other pricing or fees as agreed to by the Parties) and subject to the terms of this Agreement.

6.	Confidential Information.
6.1.

Definition. Each Party (as “Receiving Party”) may have access to, or each Party (as “Disclosing Party”) may provide to the other Party, information that is confidential, non-public, or proprietary. “Confidential Information” shall include all information related to this Agreement that the Receiving Party acquires from the Disclosing Party and which the Receiving Party should, in the exercise of reasonable judgment, recognize as confidential, including, without limitation, customer and supplier lists, trade secrets, designs, business plans and strategies, financial information, pricing information, specifications, research and development data, purchasing and marketing data, regardless of whether such information is designated as “Confidential Information” at the time of its disclosure. Without limiting the generality of the foregoing, Customer’s Confidential Information includes Customer Data.

6.2.

Essential Obligation. The Receiving Party shall disclose the Disclosing Party’s Confidential Information only to (a) for Supplier, its employees, agents and subcontractors, and (b) for Customer, its employees, agents, members, managers, joint venture partners, contractors, consultants, Affiliates and representatives, in each case who have an absolute need to know such information in order to carry out this Agreement, who are informed of the confidential nature of such information, and who shall agree to be bound by obligations of confidentiality no less onerous than those set forth in this Agreement (hereinafter collectively referred to as “Representatives”). The Receiving Party shall be responsible for any breach of confidentiality by its Representatives (including those Representatives who subsequent to obtaining the Disclosing Party’s Confidential Information become former Representatives of the Receiving Party). The Receiving Party shall take, at its sole cost and expense, all reasonable measures, including but not limited to court proceedings, to restrain its Representatives from unauthorized disclosure or use of the Disclosing Party’s Confidential Information. Except for disclosure to its Representatives under the conditions noted above, the Receiving Party shall retain the Disclosing Party’s Confidential Information in secret, shall not utilize the Disclosing Party’s Confidential Information for the benefit of the Receiving Party or any third party, and shall not divulge, furnish, or make accessible the Disclosing Party’s Confidential Information to any third party. The Receiving Party shall use the Disclosing Party’s Confidential Information solely and exclusively for the purpose of performing under or receiving the benefit of the Agreement. The foregoing does not limit the license in Sections 2.1 and Error! Reference source not found..

6.3.

Compelled Disclosure. In the event the Receiving Party or its Representatives becomes legally compelled to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party or its Representatives shall provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, the Receiving Party or its Representatives shall furnish only that portion of the Disclosing Party’s Confidential Information which in the opinion of the Receiving Party’s counsel is legally required and shall exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Disclosing Party’s Confidential Information.

6.4.

Return or Destruction of Confidential Information. Upon termination of this Agreement or a Schedule, or earlier request, Receiving Party must return or destroy all Confidential Information of the Disclosing Party, and upon request, provide Disclosing Party written certification attesting to its destruction. Notwithstanding the foregoing, except for Customer Data, Receiving Party may retain one archival copy of Confidential Information that may be used solely to demonstrate compliance with the provisions of this Section 6, so long as Receiving Party continues to treat such Confidential Information pursuant to the terms hereof.

6.5.

Exclusions. Except for Customer Data, the term Confidential Information excludes any portion of such information that Receiving Party can prove: (i) was publicly available at the time the Receiving Party acquired the information from the Disclosing Party; (ii) has become publicly available other than by the Receiving Party’s breach of this Agreement, but the obligation of confidentiality shall cease only after the date on which such information has become publicly available; (ii) was known by the Receiving Party prior to the Receiving Party acquiring the information from the Disclosing Party; (iii) was rightfully acquired by the Receiving Party from a source other than the Disclosing Party or the Disclosing Party’s affiliates, directors, employees, agents, or representatives, provided that such source is not prohibited from transmitting such information pursuant to any contractual, fiduciary, or legal obligation; (iv) was independently developed by the Receiving Party without using the Disclosing Party’s Confidential Information; or (v) was generally disclosed by the Disclosing Party to third parties without similar obligations of confidentiality.

6.6.

Remedies. If Receiving Party, or its Representatives breach the covenants set forth in this Agreement, irreparable injury may result to the Disclosing Party or third parties entrusting Confidential Information to the Disclosing Party. Therefore, the Disclosing Party’s remedies at law may be inadequate and the Disclosing Party (or such third party) will be entitled to seek an injunction to restrain any continuing breach. Notwithstanding any limitation on Receiving Party’s liability, the Disclosing Party will further be entitled any other rights and remedies that it may have at law or in equity.

6.7.

Conflicts. In the event of a conflict within this Agreement, the provision(s) that provides greater privacy and security protection, or grants greater privacy and security rights, or is specific as to privacy or security obligations or methods of fulfilling privacy or security obligations more generally described in such other portion of the Agreement, shall control.

7.	Warranties.
7.1.

Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows: (a) this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms; (b) the execution, delivery, and performance of this Agreement by such Party does not and will not (i) conflict with, or constitute a breach or default under, its charter documents or any agreement, contract, commitment, or instrument to which it is a party, or (ii) require the consent, approval, or authorization of, or notice, declaration, filing, or registration with, any third party or any governmental or regulatory authority; (c) such Party has the full and unencumbered right, power, and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to otherwise carry out its obligations under this Agreement; and (d) it will perform its obligations in compliance with all applicable laws, rules, and regulations, and in a competent, timely, and efficient manner.

7.2.

DISCLAIMER OF ADDITIONAL WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER CUSTOMER NOR SUPPLIER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND CUSTOMER AND SUPPLIER EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF A COURSE OF DEALING, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Indemnification.
8.1.

Supplier Indemnification. Supplier will defend, indemnify and hold harmless Customer and its Affiliates, and their respective employees, officers, members, managers, and directors (each a “Customer Indemnified Party”) from and against any and all claims, demands, damages, actions, causes of action, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys, expert witnesses, and other professionals) relating to, arising out of, or in any way connected with the gross negligence or willful misconduct of Supplier.

8.2.

Customer Indemnification. Customer will defend, indemnify and hold harmless Supplier and its Affiliates, and their respective employees, officers, members, managers, and directors (each a “Supplier Indemnified Party”) from and against any and all third party claims, demands, damages, actions, causes of action, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys, expert witnesses, and other professionals) relating to, arising out of the gross negligence or willful misconduct of Customer.

8.3.

Indemnification Procedure. If any action is commenced with respect to which an Customer indemnified Party or a Supplier Indemnified Party (each an ”Indemnified Party”) and such an Indemnified Party is entitled to indemnification under this Section 8, the Indemnified Party will provide notice thereof to the Party with the obligation to indemnify the Indemnifying Party under this Section 8 (“Indemnifying Party”). Indemnifying Party will promptly take control of the defense and investigation of any action and employ or engage attorneys to handle and defend the same, at the Indemnifying Party’s sole cost. The Indemnified Party will cooperate in all reasonable respects, at the Indemnifying Party’s cost and request, in the investigation, trial and defense of such action and any appeal arising therefrom. The Indemnified Party may also, at its own cost, participate through its attorneys or otherwise in such investigation, trial and defense. Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent if such settlement admits liability on the part of the Indemnified Party or is not fully indemnifiable by Indemnifying Party.

9.	Ownership.
9.1.

Supplier Ownership of Software. Customer agrees that, as between the Parties and subject to the grant of rights set out in this Agreement, Company is the sole and exclusive owner of all of the right, title, and interest in and to the Software (including its Code) and Services, and in and to all associated Intellectual Property Rights.

9.2.

Customer Ownership Customer Data. The Customer Data is licensed, not sold, to Supplier. Supplier agrees that, as between the Parties and subject to the grant of rights set out in Section 9.3, Customer is the sole and exclusive owner of all of the right, title, and interest in and to the Customer Data, and in and to all associated Intellectual Property Rights.

9.3.

Grant of Rights to Supplier in Customer Data. Customer hereby grants to Supplier a non-exclusive, royalty-free, non-transferable license to host, use, modify, reproduce, and distribute Customer Data, but only as necessary for Supplier to fulfill its obligations under the Agreement.

10.

Notices. Any notices required hereunder shall be deemed to have been properly given if a written notice has been delivered to the Party to whom notice is required to be given (the “Addressee”) and (a) hand-delivered to Addressee; (b) enclosed in a sealed envelope, and sent, postage prepaid, by certified mail, return receipt requested, to Addressee at Addressee’s address shown above, or at such other address as Addressee may hereafter designate in writing to the other Party; or (c) sent via email to the appropriate email address of Addressee as designated by Addressed from time to time through another notice method compliant with this section and when an email confirmation of receipt is received.

11.

Independent Contractor. Supplier is an independent contractor of Customer, and this Agreement will not be construed as creating a relationship of employment, agency, partnership, joint venture, or any other form of legal association. Neither Party has any power to bind the other Party or to assume or to create any obligation or responsibility on behalf of the other Party or in the other Party’s name.

12.

Assignment and Subcontractors. Neither Party may assign, delegate, or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party. Any assignment or attempted assignment without such prior written consent shall be void and unenforceable. Supplier may subcontract the Services subject to the following requirements: (a) Supplier remains obligated under this Agreement for the performance of all Services, including any subcontracted portion thereof, and for the acts and omissions of all subcontractors, (b) Supplier shall be solely responsible for all fees, costs, and other expenses relating to each subcontractor’s performance in relation to this Agreement, and (c) Supplier acknowledges and agrees that Customer has no obligations under this Agreement to any subcontractor and no subcontractor has any rights or remedies against Customer.

13.

Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

14.

Governing Law; Jurisdiction. This Agreement, and any claims relating to or arising out of this Agreement or the negotiation, formation, or termination hereof, shall be controlled by the laws of the United States of America and shall be interpreted, construed, and enforced according to the internal laws of the State of Ohio (without regard to choice of law provisions). Any legal action or proceeding relating to this Agreement shall be instituted exclusively in a state or federal court in Cincinnati, Ohio. The parties consent to personal jurisdiction in Ohio and waive any argument or defense that venue in any Ohio court is inconvenient or improper.

15.

Waiver. None of the provisions of this Agreement shall be considered waived by either party hereto unless the waiver is given in writing to the other party. A written waiver shall operate only as to the specific term or condition waived and shall not be deemed to be a continuing waiver unless specifically stated to be continuing in effect.

16.

Headings and References. The headings of the sections and subsections are for the convenience of reference only and shall not affect the meaning of this Agreement. The Exhibits made and/or referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

17.	Recitals. The parties acknowledge and agree that the recitals set forth in this Agreement above are true and correct and shall be considered part of the operative provisions of this Agreement.

18.

Survival. Those provisions of this Agreement that, by their nature, are intended to survive the termination or expiration of this Agreement, will remain in full force and effect following the termination or expiration of this Agreement, including without limitation, Sections 1, 4.4, 6 (for a period of four years), 8 (for a period of two years), 9, 10,11, 13,14,15,16,18, 19, 20, 21, and 22.

19.

Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, and the indemnitees hereunder.

20.

Counterparts. The parties may sign this Agreement in any number of counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and which shall become binding when one or more counterparts have been signed by the parties hereto and delivered to each of Supplier and Customer.

21.

Contrary or Additional Terms. No shrink-wrap, click-wrap, browse-wrap or other terms and conditions or agreements (“Additional Terms”) provided with any products or software hereunder will be binding on Customer, even if use of such products or software requires an affirmative “acceptance” of those Additional Terms before access is permitted. All such Additional Terms will be of no force or effect and will be deemed rejected by Customer in their entirety.

22.

Entire Agreement. This Agreement, including any and all Exhibits into which the Parties enter in conjunction with this Agreement, constitute the entire understanding of Customer and Supplier with respect to the subject matter hereof. Further, this Agreement supersedes any and all other previous understandings, proposals, or agreements, oral or written, and all negotiations, conversations, or discussions heretofore had between the parties with respect to the subject matter hereof. Each of Customer and Supplier acknowledges that it has not been induced to enter into this Agreement by any representation or statement, oral or written, which is not expressly contained herein. In the event of a conflict between the terms of any individual Exhibit and the terms of this Agreement, the terms of this Agreement shall prevail. No modification, alteration, or change in the terms hereof shall be effective unless made in writing and signed by both Customer and Supplier.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, by the signatures of their duly authorized representatives below, Supplier and Customer, intending to be legally bound, have executed and delivered this Agreement as of the Effective Date.

The Parking REIT, Inc. By: ____________________________________ Print: J. Kevin Bland Title: Chief Financial Officer	DIA Land Co., LLC By: DIA Manager, LLC, its Manager By: ____________________________________ Manuel Chavez, III, Manager

[Signature Page to License Agreement]

Exhibit A

Service Levels

Throughout the period during which Supplier is providing Software, Supplier shall ensure:

1.1.

99.8% Availability over any calendar month. Should Supplier fail to achieve 99.8% Availability over a calendar month, Customer shall have the right to receive, as a non-exclusive remedy, the applicable Service Level Credit as set forth in the table below. In addition, should Supplier fail to achieve 99.8% Availability in each of two consecutive calendar months or fail to achieve 94% in any one calendar month, Customer shall have the right to terminate this Agreement for cause, in which case Supplier shall refund to Customer any prepaid Fees for the remainder of the term after the date of termination. “Availability” means the percentage of total time during which the Software is available to Customer and data transmission are fully operational and able to receive, process, store and transmit Customer Data accurately.

Availability (Monthly)	Service Level Credit (% of monthly Software License Fees)
99.7% - 98%	1%
97.99% - 96%	2%
95.99% - 94%	3%
Below 94%	5%

1.2.

Service Level Credits shall be applied against Fees. In the event a Service Level Credit is incurred after Customer has made final payment to Supplier for the Software and no further Fees are payable, Supplier shall promptly pay to Customer the amount of the Service Level Credit.

Exhibit B

Payments and Fees

Five Thousand Dollars ($5,000) per month for the Term of this Agreement.